Exhibit 10.1
PEAVLER SEVERANCE AGREEMENT

This Severance AGREEMENT (this “Agreement”), dated as of March 16, 2018, by and between Celadon Group, Inc., a Delaware corporation, whose principal place of business is One Celadon Drive, 9503 E. 33rd Street, Indianapolis, Indiana 46235 (the “Company”), and Bobby Peavler at 7050 S. 50 W, Pendleton, Indiana 46064 (“Peavler”).
WHEREAS, Peavler is currently the Senior Vice President of Finance, and an executive employee of the Company, and Peavler agrees to resign his positions of Senior Vice President of Finance and any other positions held with the Company and its subsidiaries according to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.          Resignation. Peavler shall resign as the Company’s Senior Vice President of Finance (and shall resign from all other officer, manager, and any other positions of employment held at the Company and/or any subsidiary or minority investee of the Company) on March 16, 2018 (the “Resignation Date”).
2.          Severance Payment.  As consideration for this Agreement, Celadon agrees that it will compensate Peavler with a Severance (“Severance”) in the amount of One Hundred and Ten Thousand Dollars and No Cents ($110,000.00).  The Severance will be paid monthly in six (6) equal installments (“Monthly Payments”) through Celadon’s regular payroll, less payroll advances and applicable withholding for federal, state, and local taxes paid in the normal course.  The Monthly Payments will begin on March 30, 2018 and continue on the 30th of each month thereafter until the Severance is paid in full. In addition to Severance and payment of his regular payroll, Peavler will be paid any accrued vacation as of the date of this Agreement, which will be paid on the next regular payroll date. All together, these amounts constitute the total amount that Peavler will be paid as a result of the termination of employment with Celadon. The total amount includes all amounts that are due or that otherwise may be due from Celadon, including, but not limited to, wages, bonuses, severance pay, benefits, unvested stock grant and options (including any and all unvested restricted stock grant cash options), interest and any other amounts that may heretofore have accrued or will accrue in the future but for this Agreement.  Peavler further understands and agrees that this Severance payment constitutes consideration to which Peavler would not otherwise be entitled but for their execution of this Agreement.  Peavler shall pay any and all taxes, interest and penalties with respect thereto and shall indemnify and hold Celadon harmless from any and all liability with regard thereto. In order to receive the Severance and any other amounts payable or benefits provided hereunder, Peavler must execute a timely and effective release of claims in the form attached hereto as Exhibit A.  Such release of claims creates legally binding obligations and Peavler is advised to consult an attorney prior to signing it.

3.          Forfeiture of Restricted Stock Grants.  Peavler has two (2) grants of Restricted Stock Grants (“RSGs”) that will be forfeited, as follows:

a.	Of the 4,000 RSGs granted by the Company to Peavler on 1/28/15 in RSG 518, 1,000 RSGs are currently unvested and will be forfeited on the Resignation Date;

b.	Of the 15,000 RSGs granted by the Company to Core on 1/29/16 in RSG 626, 7,500 RSGs are currently unvested and will be forfeited on the Resignation Date.
4.          Indemnification. With respect to services provided by Peavler both prior to and after the effective date of this Agreement, the Company shall indemnify Peavler to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, or by any successor thereto, against all of the expenses, liabilities and other matters referred to in or covered by said Section.  Expenses (including attorneys’ fees) incurred by Peavler in defending any civil, criminal, administrative, or investigative action, suit, or proceeding shall be paid by the Company in advance of the date due as identified by Peavler’s attorney or service provider and also before any final disposition of such action, suit, or proceeding; provided, that Peavler hereby undertakes and agrees to repay all such amounts if it shall ultimately be determined that Peavler is not entitled to be indemnified by the Company as required hereby.

5.          Confidentiality. Peavler covenants and agrees that he will keep confidential and will not repeat or disclose any of the terms or conditions of this Agreement, or any of the negotiations which resulted in this Agreement, except to his legal counsel, financial advisors, and his immediate family.

6.          Non-Disparagement.  Peavler agrees that neither he nor members of his immediate family shall engage in any disparagement of the Company, any of its affiliates or minority investees, or any of their respective officers, directors, employees and agents.  The Company agrees that it shall not engage in any disparagement of Peavler.

7.          Non-Disclosure of Trade Secret and Confidential Information.  During his employment with the Company, Peavler has had access to confidential, proprietary and/or trade secret information (“Proprietary Information”) of the Company, its subsidiaries, minority investees, affiliates and divisions (collectively referred to herein as the “Celadon Group of Companies”).  The Parties acknowledge that the Company is and will at all times remain the exclusive owner of the Proprietary Information.  Given the position Peavler held with the Company, and the potentially sensitive and/or private nature of this Proprietary Information, Peavler acknowledges and agrees that he will not directly or indirectly use or disclose the Proprietary Information outside of the Company for twenty-four (24) months after the Resignation Date, without the express written permission of the Chief Executive Officer of the Company.  “Proprietary Information” is defined to mean all materials and information (whether written or not and whether or not designated as confidential or proprietary) about the Celadon Group of Companies’  services; processes; research; development; past, present, and identifiable prospective customers; personnel; purchasing; marketing; costs; improvements; discoveries; business methods; formulas; inventions; and other business aspects of the Celadon Group of  Companies which are not generally known and accessible to the public at large or which provide the Celadon Group of Companies with a competitive advantage.
In the event that Peavler becomes legally compelled to disclose any Proprietary Information, Peavler shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Peavler shall furnish only that portion of such Proprietary Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Proprietary Information.

8.          Acknowledgment by Company; and Non-Competition.  Company acknowledges that Peavler (prior to the execution of this Agreement) was not party to any non-competition, non-disclosure or non-solicitation agreement with the Company and that the limitations as described herein are expressly bargained for and material consideration for the Parties to execute this Agreement.  Peavler warrants and represents that for a period of six (6) months from the Resignation Date that he will not, directly or indirectly:

A.          Release to any person, firm or corporation in any manner whatsoever, any information obtained primarily as a result of his employment with the Company concerning any matters affecting or relating to the business of the Celadon Group of Companies, including, but not limited to, any information concerning the business of the Celadon Group of Companies, its manner of operation, its plans, practices, processes or other data, without regard to whether all of the foregoing matters will be deemed confidential, material or important. The Parties agree that nothing in this Section 8(A) limits the restrictions set forth in Section 7 of this Agreement; or

B.          Call on or solicit, either for himself or for any other person, firm or corporation in competition with the Company, any of the customers of the Celadon Group of Companies of whom Peavler obtained knowledge, became acquainted with or whose information Peavler had access to as a result of his employment with the Company; or

C.          Call on or solicit, either for himself or for any other person, firm or corporation in competition with the Company, any person, firm or corporation which was a customer of the Celadon Group of Companies in the twelve (12) months preceding the Resignation Date; or

D.          Make known to any person, firm or corporation, either directly or indirectly any of the plans, financial information, sales and marketing information, or potential undertakings of the Celadon Group of Companies. The Parties agree that nothing in this Section 8(D) limits the restrictions set forth in Section 7 of this Agreement; or

E.           Engage in any employment or business activity that is in competition or is reasonably expected to be in competition with the Celadon Group of Companies or which performs services or sells goods or services which are similar to those provided or sold by the Celadon Group of  Companies, except that Peavler shall be free to participate in (i) the transportation of materials provided that  they are not transported in containers, refrigerated or dry van equipment, (ii) the activities and services permitted  in Section 2 above, or (iii) activities for which the Company has provided specific written consent prior to the effective date herein; or

F.          Solicit or attempt to hire, for himself or any other person, any of the Celadon Group of Companies’ employees, independent contractors, or agents, or encourage or attempt to cause any of the Celadon Group of Companies’ employees, independent contractors, or agents to terminate their employment or business relationship with the Celadon Group of Companies.  The Company agrees that Peavler may contact any employee who is terminated by the Celadon Group of Companies or who voluntarily leaves the employ of the Celadon Group of Companies without the direct or indirect solicitation of Peavler.

10.          Remedies for Breach of Covenants by Peavler.  In the event that Peavler breaches the provisions in any of Sections 1 or 4 – 8 (collectively, the “Covenants”), the Parties hereby agree that the Company, in addition to any other right or remedy available to it in law or equity, will have the following additional right and remedy.  Since the damages to the Company resulting from a breach by Peavler of the Covenants above could not adequately be compensated by money damages, the Company shall also be entitled to an injunction restraining such breach or threatened breach, and in any case, no bond or other security shall be required in connection therewith except as provided by law.  Peavler agrees that the provisions of the Covenants are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in Covenants shall be deemed invalid, illegal or unenforceable by reason of the extent, duration or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof and, in its reduced form, such restriction shall then be enforceable in the manner contemplated hereby.

11.          Remedies for Breach of Covenants by the Company. In the event that the Company breaches Section 2, the Parties agree that Peavler shall have any right or remedy available to him in law or equity for redress of his grievances.

12.          Return of Property.  Peavler represents and warrants that he will return to the custody of the Company property and Proprietary Information, as well as all copies thereof, that were in his possession, custody, or control, by no later than the business day after the Resignation Date.  This includes all tangible personal property (such as access keys, cell phone, laptop computer, Company credit card, etc.) and all writings, contracts, records, files, tape recordings, correspondence, communications, summaries, data, notes, memoranda, diskettes, or any other source containing information which relates to or references the Celadon Group of Companies and which was provided by the Company or obtained as a result of Peavler’s employment with the Company.

13.          Construction.  The fact that one Party drafted this Agreement or any specific provision hereof shall not be construed against either Party.  The Parties hereby confirm and agree that this Agreement is the result of negotiation and compromise, and that in interpreting this Agreement neither Party shall be considered to be the drafter of the document, and that the language should not be strictly construed against either Party.  Instead, the language of the Agreement should be interpreted consistently with the ordinary and reasonable meaning of the words used.

14.          Non-reliance on Other Statements or Promises.  Peavler represents and acknowledges that in executing this Agreement, he does not and has not relied on any representation or statement by the Company or its agents, except the statements that are contained within this Agreement.

15.          Mutual Cooperation.  The Parties agree to cooperate with each other in the preparation and execution of all documents and agree to perform any and all actions necessary to facilitate the completion of the responsibilities of the Parties under this agreement.

16.          Enforcement Costs.  If any legal action or other proceeding is brought for enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the prevailing Party or Parties shall be entitled to recover any reasonable attorney's fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such Party or Parties may be entitled.

17.          Limitation of Remedies.  Peavler acknowledges and agrees that the release and discharge granted by him in this Agreement shall survive the execution of this Agreement and shall also remain binding upon Peavler even in the event of a breach of any part of this Agreement by the Company.   In the event of any such breach by the Company, Peavler acknowledges and agrees that his sole and exclusive remedy against the Company shall be limited to an action for breach of this Agreement and in no event shall any breach of this Agreement, of any nature or magnitude by the Company, entitle Peavler to revoke or cancel this Agreement or any part thereof or to otherwise avoid and limit in any way the binding nature of the release and discharge as contained in Exhibit A to this Agreement.

18.          Severability.  If any one or more of the provisions contained in this Agreement as to any of the Parties to this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Party to this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained therein.

19.          Binding Agreement.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, agents, successors and assigns; provided, however, that in no event shall Peavler be entitled to assign any rights or delegate any duties or obligations under this Agreement without the written approval of the Company.

20.          Governing Law.  This Agreement shall be subject to and governed by the laws of the State of Indiana.  The Parties agree to submit any dispute to jurisdiction before any Marion County, Indiana court, and any claim arising under this Agreement may only be brought before the state or federal courts with jurisdiction over Marion County, Indiana.

21.          Entire Agreement; Supersedes Previous Agreements. Except as otherwise expressly provided herein, this Agreement (including the release and acknowledgement attached hereto) contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

22.          Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Celadon Group, Inc.
One Celadon Drive
9503 E. 33rd Street
Indianapolis, Indiana 46235
Attn: Mr. Chase Welsh
E-mail: cwelsh@celadontrucking.com

To Peavler:
Mr. Bobby Peavler
7050 S. 50 W
Pendleton, Indiana 46064
E-mail: bobpeav@yahoo.com
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by overnight or electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission or delivery.

23.          Headings.  Paragraph headings are included for ease of reference only, and shall have no effect on the meaning or construction of this Agreement.

24.          Counterparts.  This Agreement may be executed in identical counterparts, each of which shall constitute an original of this Agreement.  It is herein agreed and acknowledged that each party to this Agreement shall bear its own costs and attorney fees incurred as of the date of this Agreement.

25.           Time for Consideration and Revocation.  Celadon and Peavler acknowledge and agree that Peavler has been offered at least twenty-one (21) days to consider this Agreement, and that he was encouraged by Celadon to consult with an attorney prior to executing this Agreement.  Peavler may accept this offer at any time prior to such 21 days by executing this Agreement and by signing the Acknowledgement and Waiver attached hereto as Exhibit B.  Upon executing this Agreement, Peavler shall have seven (7) days following his execution of this Agreement in which he may revoke this Agreement.  This Agreement shall not be enforceable until this revocation period has expired.  Notice of the revocation of this Agreement must be in writing and delivered to Andy De La Cruz, Human Resources Manager, 9503 East 33rd St., Indianapolis, Indiana, 46235, no later than 10:00 o'clock a.m. on the next business day following the expiration of the seven (7) day period.

26.          Advice Concerning Attorney, Understanding and Voluntariness.  PEAVLER REPRESENTS AND AGREES THAT HE HAS BEEN ADVISED BY THE COMPANY TO SEEK LEGAL COUNSEL PRIOR TO EXECUTING THIS AGREEMENT AND THE RELEASE ATTACHED HERETO, THAT HE HAS SOUGHT AND RECEIVED THE ADVICE OF COUNSEL, THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT AND THE RELEASE ATTACHED HERETO, AND THAT HE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT AND THE RELEASE ATTACHED HERETO.

PLEASE READ THIS AGREEMENT CAREFULLY.  THIS AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS INCLUDES A RELEASE OF ALL CLAIMS KNOWN AND UNKNOWN.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

CELADON GROUP, INC.		BOBBY PEAVLER

/s/ Chase Welsh		/s/ Bobby Peavler
Chase Welsh		Bobby Peavler
General Counsel & Secretary

Dated:	3/28/2018	Dated:	4/3/2018

Exhibit A

General Release

In exchange for the payments and other benefits described in the agreement to which this release is attached (the “Agreement”), Peavler, on his own behalf and on behalf of his heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its affiliates and their successors and assigns, parents, and subsidiaries, past and present, as well as their trustees, directors, officers, agents, attorneys, insurers, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages, vacation pay, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Peavler now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his employment or other relationships with the Company or its affiliates, or his separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Peavler’s rights under the Agreement; (ii) Peavler’s rights to file claims for workers’ compensation or unemployment insurance benefits, (iii) Peavler’s regular and usual salary accrued prior to the Separation Date, accrued but unused vacation through the Separation Date, COBRA continuation coverage and life insurance conversion rights, if any, and (iv) Peavler’s rights to provide information, assist or participate in any investigation, proceedings, or litigation concerning any administrative claim with any government agency under any applicable law that protects such rights, or to file such a claim.  This General Release does not (i) limit Peavler's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) limit Peavler’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) limit Peavler’s right to receive an award for information provided to any Government Agencies.

Peavler acknowledges that the non-disparagement and confidentiality provisions contained in the Agreement infringe on Peavler’s rights described in the foregoing sentence, and Peavler agrees that he is aware of and has consented to such infringement. Peavler acknowledges and affirms the duties and obligations contained in Sections 7 and 8 of the Agreement. Furthermore, notwithstanding the foregoing release, Peavler will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company’s organizational documents, insurance policies or under applicable law to the same extent Peavler would have had the right to be indemnified absent this release.

Peavler acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this waiver and release is knowing and voluntary. Peavler and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of the Agreement.  Peavler acknowledges that he is agreeing to the terms of this General Release, including, without limitation, waiving and releasing the Released Claims, because the Company has agreed to pay Peavler money and provide other benefits under the Agreement to which Peavler is not otherwise entitled in the absence of delivering this General Release.  Peavler further acknowledges that he has been advised by this writing that:

(a)          He should consult with an attorney prior to executing the Agreement and this General Release;

(b)          He has at least twenty-one (21) days within which to consider the Agreement and this General Release, but if he wishes to sign the Agreement and this General Release earlier, he may do so by signing the Acknowledgment and Waiver of the 21-day consideration period in the form attached as Exhibit B to the Agreement;

(c)          He has seven (7) days following his execution of the Agreement and this General Release to revoke the Agreement and this General Release;

(d)          This Agreement and the General Release will not be effective until the eighth day after Peavler executes and does not revoke the Agreement (the “Effective Date”); and

(e)          Nothing in the Agreement or this General Release prevents or precludes Peavler from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.  Any revocation must be in writing and hand delivered to the Company by close of business on or before the seventh day from the date that Peavler signs the Agreement and this General Release.  In the event that Peavler exercises his right of revocation, neither Peavler nor any member of the Company or its affiliates will have any further rights or obligations under the Agreement.

Peavler represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

Terms used herein and not otherwise defined will have the meanings set forth in the Agreement to which this General Release was attached.

[Signature page follows]

Intending to be legally bound, I have signed this General Release as of the date written below.

Signature: /s/ Bobby Peavler
                    Bobby Peavler

Date Signed: 4/3/18

Exhibit B
Acknowledgment and Waiver

I, Bobby Peavler, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and General Release and voluntarily chose to sign the Agreement and General Release prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the United States of America, that the foregoing is true and correct.

EXECUTED this 3rd day of April, 2018, at Marion County, Indiana.

                    /s/ Bobby Peavler
Bobby Peavler

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